SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            FORM 8-K

                         CURRENT REPORT


               Pursuant to Section 13 or 15(d) of the
                  Securities Exchange Act of 1934

          Date of Report (Date of earliest event reported):
                        November 28, 1994


                  MICHIGAN BELL TELEPHONE COMPANY
        (Exact name of registrant as specified in its charter)

                             Michigan
           (State or other jurisdiction of incorporation)


      1-3499                                          38-0823930
Commission File Number                           IRS Employer ID No.


            444 Michigan Avenue, Detroit, Michigan  48226
               (Address of principal executive offices)

  Registrant's telephone number, including area code: (313)223-9900

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Item 5.  Other Events

On November 28, 1994, Michigan Bell Telephone Company (the "Company") announced through its parent, Ameritech Corporation, that it will discontinue the application of Statement of Financial Accounting Standards No. 71 ("SFAS No. 71"), "Accounting for the Effects of Certain Types of Regulation." As a result, the Company will record in the fourth quarter an extraordinary noncash charge of approximately $601.2 million after taxes.

Under SFAS No. 71, the Company had accounted for the effects of regulation by depreciating telecommunications plant using asset lives prescribed by regulators and deferring certain costs and recognizing certain liabilities ("regulatory assets and liabilities").

Criteria that give rise to the discontinuance of SFAS No. 71 include
(1) increasing competition which restricts the Company's ability to establish prices to recover specific costs, and (2) a significant change in the manner in which rates are set by regulators from cost-based regulation to another form of regulation. The Company has periodically reviewed these criteria and, in light of recent changes in its competitive and regulatory environments, concluded that continued application of SFAS No. 71 was no long appropriate.

As a result of the discontinuation of applying SFAS No. 71 the Company recognized a noncash, after-tax extraordinary charge of $601.2 million by reducing the net carrying value of its telecommunications plant and eliminated regulatory assets and liabilities from its balance sheet. The adjustment to telecommunications plant was about $988.0 million and was recorded as an increase to the accumulated depreciation balance. The discontinuation of applying SFAS No. 71 does not affect the accounting and reporting followed by the Company to state and federal regulators.

When adjusting its net telecommunications plant, the Company gave effect to shorter, more economically realistic lives.

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: December 1, 1994
                                       MICHIGAN BELL TELEPHONE COMPANY

                                       By /s/ Bruce B. Howat
                                       Bruce B. Howat
                                       Assistant Secretary